Exhibit 23.6

Consent of Independent Auditors

We consent to the use of our report dated February 13, 2015, with respect to the consolidated balance sheet of SinSin Renewable Investment Limited as of December 31, 2013, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the period from May 8, 2013 (date of incorporation) to December 31, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Shanghai, China

October 30, 2015